Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               DI INDUSTRIES, INC.

                                       AND

                            SOMERSET INVESTMENT CORP.



                                   MAY 7, 1996

                                TABLE OF CONTENTS
                                      PAGE
                                    ARTICLE I
                                   THE MERGER

         1.1      The Merger...................................................1
         1.2      Closing Date.................................................1
         1.3      Consummation of the Merger...................................2
         1.4      Effects of the Merger........................................2
         1.5      Articles of Incorporation; Bylaws............................2
         1.6      Directors and Officers.......................................2
         1.7      Conversion of Securities.....................................2
         1.8      Exchange of Certificates; Fractional Shares..................3
         1.9      Stock Legends................................................3
         1.10     Taking of Necessary Action; Further Action...................4
         1.11     Adjustment...................................................4


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1      Representations and Warranties of DI.........................4
         2.2      Representations and Warranties of Somerset Sub..............14


                                   ARTICLE III
              COVENANTS OF SOMERSET SUB PRIOR TO THE EFFECTIVE TIME

         3.1      Conduct of Somerset Sub Pending the Merger..................17
         3.2      Registration Statement and Proxy Statement..................18
         3.3      Approval of Sole Stockholder of Somerset Sub................18
         3.4      Access to Information.......................................18
         3.5      Nonpublic Information.......................................18


                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

         4.1      Conduct of Business by DI Pending the Merger................19
         4.2      Approval of Stockholders of DI..............................20
         4.3      Registration Statement and Proxy Statement..................20
         4.4      Reservation of DI Stock.....................................21
         4.5      American Stock Exchange Listing.............................21
         4.6      Inquiries and Negotiations..................................21
         4.7      Financial Statements of DI..................................22

                                        i

         4.8      Access to Information.......................................22


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1      Accountants' Letter.........................................22
         5.2      Filings; Consents; Reasonable Efforts.......................23
         5.3      Notification of Certain Matters.............................23
         5.4      Agreement to Defend.........................................23
         5.5      Expenses....................................................23
         5.6      DI's Board of Directors.....................................23
         5.7      Indemnification.............................................23


                                   ARTICLE VI
                                   CONDITIONS

         6.1      Conditions to Obligation of Each Party to Effect the Merger.25
         6.2      Additional Conditions to Obligations of DI..................26
         6.3      Additional Conditions to Obligations of Somerset Sub........27


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1      Termination.................................................28
         7.2      Effect of Termination.......................................28
         7.3      Waiver and Amendment........................................29
         7.4      Survival of Representations, Warranties and Agreements......29
         7.5      Public Statements...........................................29
         7.6      Reorganization Status.......................................29
         7.7      No Other Representations or Warranties......................30
         7.8      Assignment..................................................30
         7.9      Notices.....................................................30
         7.10     Governing Law...............................................31
         7.11     Severability................................................31
         7.12     Counterparts................................................31
         7.13     Headings....................................................31
         7.14     Entire Agreement; Third Party Beneficiaries.................31
         7.15     Disclosure Letter...........................................31
         7.16     Consent to Specific Performance.............................31

                                       ii

LIST OF EXHIBITS

Exhibit A     .............    Board Designees
Exhibit B     .............    Form of Credit Agreement
Exhibit C     .............    Form of Legal Opinion of Parson & Brown
Exhibit D     .............    Form of Legal Opinion of Cokinos, Bosien & Young
Exhibit E     .............    Form of Warrant

                                       iii

                             INDEX OF DEFINED TERMS

Agreement         .............................................................1
Benefit Program or Agreement...................................................9
CERCLA            ............................................................13
Closing Date      .............................................................1
Code              .............................................................9
Commission        .............................................................7
Current Discussions...........................................................21
DI                .............................................................1
DI Acquisition Transaction....................................................21
DI Charter        .............................................................5
DI Commission Filings..........................................................7
DI Common Stock   .............................................................1
DI Disclosure Letter...........................................................5
DI Environmental Permits......................................................12
DI ERISA Affiliate.............................................................9
DI Preferred Stock.............................................................5
DI Series A Preferred Stock....................................................5
DI Series B Preferred Stock....................................................5
DI Subsidiary     .............................................................5
Effective Time    .............................................................2
Environmental Laws............................................................12
ERISA             .............................................................9
Exchange Act      .............................................................7
Governmental Authority........................................................13
HSR Act           .............................................................6
Mailing Date      ............................................................21
Merger            .............................................................1
Mullen            ............................................................17
Norex             ............................................................25
Norex Lien        ............................................................25
Oliver            ............................................................17
Plan              .............................................................9
Proxy Statement   ............................................................20
RCRA              ............................................................13
Registration Statement........................................................20
Securities Act    .............................................................3
Series B Warrants .............................................................5
Somerset Charter  ............................................................14
Somerset Common Stock..........................................................1
Somerset L.L.C.   .............................................................1
Somerset Shares   .............................................................2
Somerset Sub      .............................................................1
Surviving Corporation..........................................................1

                                       iv

Surviving Corporation Common Stock.............................................2
Tax Returns       ............................................................11
Taxes             ............................................................11
TBCA              .............................................................1

                                        v

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Agreement"), is among DI Industries, Inc., a Texas corporation ("DI"), and Somerset Investment Corp., a Texas corporation ("Somerset Sub").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of DI and Somerset Sub have approved the merger of Somerset Sub with and into DI (the "Merger"), whereby the issued and outstanding shares of common stock, par value $.01 per share, of Somerset Sub ("Somerset Common Stock"), all of which is owned by Somerset Drilling Associates, L.L.C. ("Somerset L.L.C."), will be converted into the right to receive shares of common stock, par value $.10 per share, of DI ("DI Common Stock");

         WHEREAS, the Merger is intended to be treated as a purchase for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.3) Somerset Sub shall be merged with and into DI. As a result of the Merger, the separate corporate existence of Somerset Sub shall cease and DI shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and all the properties, rights, privileges, powers and franchises of Somerset Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities, obligations and duties of Somerset Sub shall attach to the Surviving Corporation, all in accordance with the TBCA.

         1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement shall take place at the offices of Cokinos, Bosien & Young as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as DI and Somerset Sub shall agree, provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which such closing occurs is herein referred to as the "Closing Date."

                                        1

         1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The "Effective Time" of the Merger as that term is used in this Agreement shall mean such time as the articles of merger are duly filed with the Secretary of State of Texas and the Secretary of State of Texas has issued a certificate of merger or at such later time (not to exceed 90 days after the Closing Date) as is specified in the articles of merger pursuant to the mutual agreement of DI and Somerset Sub.

         1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the TBCA.

         1.5 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of DI, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article One thereof reads in its entirety: "The name of the corporation is [TO BE DETERMINED], Inc."; and the first sentence of Article Four thereof reads in its entirety: "The corporation shall have the authority to issue an aggregate of 201,000,000 shares , consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 200,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock")." and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein and under the TBCA. The bylaws of DI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the TBCA.

         1.6 DIRECTORS AND OFFICERS. The directors of DI as of the Effective Time, after giving effect to the changes contemplated by Section 5.6, shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation, and the officers of DI immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

         1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of DI, Somerset Sub or their respective stockholders:

                  (a) Each share of Somerset Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Somerset Common Stock to be canceled pursuant to Section 1.7(b) (the "Somerset Shares"), shall be converted into 39,637.378 fully paid and nonassessable shares of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"); provided, however, that no fractional shares of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 1.8(b) hereof. The parties hereto acknowledge that the foregoing exchange ratio is based upon the representation of the parties as to their current capitalization set forth in paragraphs 2.1(b) and 2.2(b).

                                        2

                  (b) Each Somerset Share held in the treasury of Somerset Sub and each Somerset Share owned by DI or any direct or indirect wholly owned subsidiary of DI or of Somerset Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) The shares of DI Common Stock and DI Series A Preferred Stock (defined below) issued and outstanding immediately prior to the Effective Time shall not be converted or exchanged in any manner, but each such share shall remain outstanding as one share of Surviving Corporation Common Stock or one share of Surviving Corporation Series A Preferred Stock, respectively.

                  (d) Except as provided in paragraph 6.1(j), each option and warrant of DI exercisable for DI Common Stock outstanding immediately prior to the Effective Time shall remain outstanding after the Merger.

         1.8      EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

                  (a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to Somerset L.L.C. a certificate or certificates representing the Surviving Corporation Common Stock issuable to Somerset L.L.C. pursuant to the terms of Section 1.7(a) hereof.

                  (b) No fraction of a share of Surviving Corporation Common Stock shall be issued, but in lieu thereof each holder of Somerset Common Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock shall, upon surrender of the certificate formerly representing Somerset Common Stock held by such holder to the Surviving Corporation, be paid an amount in cash equal to the value of such fraction of a share based upon the closing sales price of Surviving Corporation Common Stock, as reported on the American Stock Exchange, on the first day on which there is a reported trade in the Surviving Corporation Common Stock after the Effective Time. No interest shall be paid on such amount. All shares of Somerset Common Stock held by a record holder shall be aggregated for purposes of computing the number of shares of Surviving Corporation Common Stock to be issued pursuant to this Article I and cash in lieu of fractional shares payable hereunder.

                  (c) None of DI, Somerset Sub or the Surviving Corporation shall be liable to a holder of the Somerset Shares for any amount properly paid or shares of Surviving Corporation Common Stock properly delivered to a public official pursuant to applicable property, escheat or similar laws.

         1.9 STOCK LEGENDS. Certificates representing shares of Surviving Corporation Common Stock issued to persons deemed to be affiliates of Somerset Sub (as that term is used for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) on the date of the approval of Somerset Sub's sole stockholder referred to in Section 3.3 hereof, shall bear the legend set forth below:

                                        3

                  These shares were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. These shares may only be transferred in accordance with the terms of such Rule.

         1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title to and possession of all assets, property, rights, privileges, powers and franchises of Somerset Sub, Somerset Sub shall direct its officers and directors to take all such lawful and necessary action.

         1.11 ADJUSTMENT. If for any reason on the Closing Date the number of shares of DI Common Stock which are issued and outstanding or subject to outstanding options or warrants is less than indicated in Section 2.1(b) hereof, the aggregate number of shares issuable to Somerset L.L.C. pursuant to Section
1.7 shall be reduced by an equivalent number of shares. If the number of shares of DI Common Stock issued and outstanding or subject to outstanding options or warrants on the Closing Date exceeds the number of shares indicated in Section 2.1(b), the aggregate number of shares issuable pursuant to Section 1.7 shall be increased by an equivalent number of shares. The parties hereto acknowledge that the continued exercisability of an option to purchase one million shares of DI Common Stock previously granted to Max M. Dillard is uncertain and that, so long as that uncertainty exists on the Closing Date, the shares subject to that option will not be deemed to be subject to outstanding options for the purposes of this Section.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF DI. DI hereby represents and warrants to Somerset Sub that, as of the date hereof:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of DI and the DI Subsidiaries (as hereinafter defined) is a corporation or partnership duly organized, validly existing and, with respect to corporations and limited partnerships, in good standing under the laws of the jurisdiction in which it is chartered or organized and has all requisite corporate or partnership power and corporate or partnership authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. Each of DI and the DI Subsidiaries that is a corporation or a limited partnership is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a

                                        4

         material adverse effect on the financial condition, results of operation or business of DI and the DI Subsidiaries, taken as a whole. To the knowledge of DI, each of DI and the DI Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole. DI has heretofore delivered to Somerset Sub true and complete copies of DI's Articles of Incorporation (the "DI Charter") and bylaws as in existence on the date hereof.

                  A "DI Subsidiary" means any corporation or other entity of which at least a majority of the outstanding shares of voting stock or other ownership interests having by the terms thereof ordinary power to vote generally for the election of the board of directors (or persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by DI or one or more of the DI Subsidiaries or by DI and one or more of the DI Subsidiaries. A list of all DI Subsidiaries is set forth in
         Section 2.1(a) of the disclosure letter delivered by DI to Somerset Sub on the date hereof (the "DI Disclosure Letter").

                  (b)      CAPITALIZATION.

                           (i) As of the date hereof, the authorized capital
                  stock of DI consists of 75,000,000 shares of DI Common Stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share ("DI Preferred Stock"). As of the date hereof, there are issued and outstanding 38,669,378 shares of DI Common Stock and 90,000 shares of Series A Convertible Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series A Preferred Stock"), which is convertible into 720,000 shares of DI Common Stock. DI has received a subscription and the purchase price for 4,000 shares of Series B 15% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of DI ("DI Series B Preferred Stock"). There are no shares of DI Common Stock or DI Preferred Stock held as treasury shares. As of the date hereof, an aggregate of 968,000 shares of DI Common Stock are reserved for issuance and issuable pursuant to or upon the exercise of outstanding options and 5,333,333 shares would be issuable upon exercise of certain warrants which would be issued in connection with the DI Series B Preferred Stock (the "Series B Warrants"). DI will reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger. All issued shares of DI Common Stock and DI Preferred Stock are validly issued, fully paid and nonassessable and, except as set forth in Section 2.1(b) of the DI Disclosure Letter, no holder thereof is entitled to preemptive rights. Assuming the correctness of the representations of Somerset Sub set forth at Section 2.2(b)(i), all shares of DI Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and the issuance thereof will not violate the preemptive rights of any

                                        5

                  person. Except as set forth in Section 2.1(b) of the DI Disclosure Letter, DI is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock or the capital stock of DI, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of DI, other than those that have expired or been terminated prior to the date hereof.

                           (ii) Except as set forth in this Section 2.1(b) and
                  Section 2.1(b) of the DI Disclosure Letter, and except for issuances contemplated by this Agreement in connection with the Merger, there are not now, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of DI outstanding (other than DI Common Stock issued pursuant to the exercise of DI options as described herein) or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of DI, or contracts, understandings or arrangements to which DI is a party, or by which either of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                           (iii) Except as set forth in Section 2.1(b) of the DI
                  Disclosure Letter, all outstanding shares of capital stock of the DI Subsidiaries are owned by DI, a wholly owned subsidiary of DI or individuals who hold nominal quantities of shares on behalf of DI or such a subsidiary as director's qualifying shares, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature which are material to DI and the DI Subsidiaries, taken as a whole.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. DI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by DI of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, subject to the approval of the stockholders of DI. This Agreement has been duly executed and delivered by DI and is the valid and binding obligation of DI and enforceable against DI in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH DI OR ANY OF THE DI SUBSIDIARIES IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by DI of its obligations hereunder, nor the consummation of the transactions contemplated hereby by DI will (i) conflict with the DI Charter or the bylaws of DI or the charter or bylaws of any of the DI Subsidiaries; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to DI or any of the DI Subsidiaries; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D)

                                        6

         the filing of a certificate of merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to DI or any of the DI Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of DI or any of the DI Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which DI or any of the DI Subsidiaries is a party or by which DI or any of the DI Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed, (B) those that are required pursuant to agreements governing indebtedness, as set forth in Section 2.1(d) of the DI Disclosure Letter, which will be obtained prior to the Effective Time, and (C) those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole.

                  (e) COMMISSION FILINGS; FINANCIAL STATEMENTS. Since December 31, 1994, DI and each of the DI Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "Commission") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by DI with the Commission since January 1, 1996, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "DI Commission Filings." DI has heretofore delivered to Somerset Sub copies of the DI Commission Filings. As of the respective dates of their filings with the Commission, the DI Commission Filings complied in all material respects with the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  All contracts of DI and the DI Subsidiaries required to be filed as exhibits to the DI Commission Filings pursuant to the rules and regulations of the Commission have been filed.

                  Each of the historical consolidated financial statements (including any related notes or schedules) included in the DI Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied in all material respects with all applicable rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of DI as of the dates thereof

                                        7

         and the results of operations, cash flows and changes in shareholders' equity for the periods then ended. To the extent the DI Commission Filings include unaudited interim consolidated financial statements, such statements reflect, in the opinion of management, all adjustments which consist of only normal recurring adjustments necessary to present fairly the results of operations for such periods. To the extent the DI Commission Filings include the pro forma consolidating financial statements of DI, such statements (including any related notes or schedules) were prepared in accordance with generally accepted accounting principles applied on a consistent basis and complied in all material respects with all applicable rules and regulations of the Commission, and no other pro forma financial statements or schedules were required by the applicable rules and regulations of the Commission to be included in the DI Commission Filings. The pro forma adjustments included in such pro forma financial statements of DI have been properly applied to the historical amounts in the computation of the pro forma financial statements and the assumptions described in the notes to such pro forma financial information provide a reasonable basis for presenting the direct effects of the transactions reflected therein and the pro forma adjustments give appropriate effect to those assumptions. As of the date hereof, DI has no liabilities, absolute or contingent, that may reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, that are not reflected in the DI Commission Filings, except those set forth in Section 2.1 (e) of the DI Disclosure Letter.

                  (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 1995, except as contemplated by this Agreement or as disclosed in or contemplated by the DI Commission Filings or as set forth in Section 2.1(f) of the DI Disclosure Letter, DI and the DI Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been
         (i) any material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or any condition, event or development that reasonably may be expected to result in any such material adverse change; (ii) any material change by DI in its accounting methods, principles or practices; (iii) any revaluation by DI or any of the DI Subsidiaries of any of its or their assets, including, without limitation, writing down the value of fixed assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by DI or any of the DI Subsidiaries into any commitment or transaction material to DI and the DI Subsidiaries, taken as a whole, outside the ordinary course of business involving consideration on the part of DI and/or the DI Subsidiaries of more than $200,000; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the DI Common Stock or DI Preferred Stock, or any redemption, purchase or other acquisition of any of its securities or any securities of any of the DI Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of DI and the DI Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than borrowing under existing credit facilities; (viii) any granting of a security interest or lien on any material property or assets of DI and the DI Subsidiaries, taken as a whole, other than (A) liens for taxes not due and payable or which are being contested in good faith; (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business; and (C) defects and irregularities in title and encumbrances

                                        8

         which are not substantial in character or amount and do not materially impair the use of the property or asset in question; or (ix) establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, any material change in the manner or method under which the contribution obligation or other obligations of DI or the DI Subsidiaries with respect to any of the foregoing are determined, or any other increase in the compensation payable or to become payable to any officers or key employees of DI or any of the DI Subsidiaries.

                  (g) LITIGATION. Except as disclosed in the DI Commission Filings or as set forth in Section 2.1(g) of the DI Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of DI, threatened against or affecting DI or any of the DI Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, or that involve the risk of criminal liability.

                  (h)      EMPLOYEE BENEFIT PLANS.

                           (i) No later than 20 days prior to the Closing Date,
                  DI will provide a description of each of the following which is sponsored, maintained or contributed to by DI, a DI Subsidiary or any corporation, trade, business or entity under common control with DI or a DI Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"); or Section 4001 of ERISA (a "DI ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                                    (A) each "employee benefit plan" ("Plan") as
                           such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

                                    (B) each personnel policy, stock option
                           plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.1(h)(i)(A) ("Benefit Program or Agreement").

                                        9

                  True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Somerset Sub or will be provided no later than 20 days prior to the Closing Date.

                           (ii) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter,

                                    (A) none of DI, any DI Subsidiary or any DI
                           ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                                    (B) each Plan and each Benefit Program or
                           Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                                    (C) there is no matter pending with respect
                           to any of the Plans or Benefit Programs or Agreements before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                                    (D) no act, omission or transaction has
                           occurred which would result in imposition on DI, any DI Subsidiary or any DI ERISA Affiliate of breach of fiduciary duty liability damages or penalty under ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                                    (E) the execution and delivery of this
                           Agreement and the consummation of the transactions contemplated hereby will not require DI, any DI Subsidiary or any DI ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                           (iii) Termination of employment of any employee of
                  DI, any DI Subsidiary or any DI ERISA Affiliate immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                                       10

                           (iv) No later than 20 days prior to the Closing Date,
                  DI will disclose to Somerset Sub any Plan that may not be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                           (v) No later than 20 days prior to the Closing Date,
                  DI will disclose to Somerset Sub any union or collective bargaining agreements to which any of the employees of DI, any of the DI Subsidiaries or any DI ERISA Affiliate are subject.

                           (vi) Except as otherwise set forth in Section 2.1(h)
                  of the DI Disclosure Letter, none of the Plans or Benefit Programs or Agreements provides retiree health or life benefits to employees or former employees or their spouses or dependents.

                  (i) TAXES. All returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes") that are required to be filed on or before the Closing Date by or with respect to DI or any of the DI Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which DI was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by DI or any DI Subsidiaries (whether or not shown on any Tax Return) have been paid. All U.S. federal income Tax Returns of or with respect to DI and the DI Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the taxable year ended March 31, 1992. There is no material claim against DI or any of the DI Subsidiaries with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to DI or any of the DI Subsidiaries. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements of DI included in the DI Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of DI and the DI Subsidiaries through the periods covered thereby or the current life or use of their respective assets. DI and each of the DI Subsidiaries have (and as of the Closing Date will have) made all deposits (including estimated tax payments for taxable years for which the consolidated federal income tax return is not yet due) required with respect to Taxes. No waiver or extension of any statute of limitations as to any federal, local or foreign Tax matter has been given by or requested from DI or any of the DI Subsidiaries. Neither DI nor any of the DI Subsidiaries has filed consolidated income tax returns with any corporation, other than consolidated federal and state income Tax Returns by DI, for any taxable period which is not now closed by the applicable statute of limitations. None of the assets of DI or the DI Subsidiaries are required to be treated as being owned by any

                                       11

         other person pursuant to the "safe harbor" leasing provisions of
         Section 168(f)(8) of the Code prior to its repeal.

                  (j) ENVIRONMENTAL MATTERS. Except for matters that in the aggregate would not have a material adverse effect on the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, (i) the properties, operations and activities of DI and the DI Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) DI and the DI Subsidiaries and the properties and operations of DI and the DI Subsidiaries are not subject to any existing, pending or, to the knowledge of DI, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by DI or the DI Subsidiaries under any Environmental Law in connection with any aspect of the business of DI or the DI Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste ("DI Environmental Permits"), have been duly obtained or filed and will remain valid and in effect after the Merger, and DI and the DI Subsidiaries are in compliance with the terms and conditions of all such DI Environmental Permits; (iv) there are no physical or environmental conditions existing on any property of DI and the DI Subsidiaries or resulting from DI's and the DI Subsidiaries' operations or activities, past or present, at any location that would give rise to any on-site or, to DI's knowledge, off-site remedial obligations under any Environmental Law; (v) since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by DI and the DI Subsidiaries or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, and, to the knowledge of DI, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws; (vi) there has been no exposure of any person or property to hazardous substances, solid waste, or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste, or any pollutant or contaminant into the environment by DI or the DI Subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim for damages or compensation; and
         (vii) DI and the DI Subsidiaries shall make available to Somerset Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of DI and the DI Subsidiaries relating to any of the current or former properties or operations of DI and the DI Subsidiaries.

                  For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority (as defined below) pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and

                                       12

         Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, as well as any other foreign jurisdiction or state, county, city and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them that exercises jurisdiction over the party in question.

                  (k) SEVERANCE PAYMENTS. Except as disclosed in Section 2.1(k) of the DI Disclosure Letter, none of DI or the DI Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                  (l) VOTING REQUIREMENTS. The affirmative vote of the holders of two thirds of the outstanding shares of DI Common Stock is the only vote of the holders of any class or series of the capital stock of DI necessary to approve this Agreement and the Merger.

                  (m) DIVIDEND RESTRICTIONS. Section 2.1(m) of the DI Disclosure Letter contains a description of each restriction, limitation or encumbrance, of any kind, on the ability of DI or any DI Subsidiary to pay dividends on its respective capital stock.

                  (n) PERSONAL PROPERTY. DI or a DI Subsidiary (as the case may be) owns all drilling rigs and other personal property reflected on the books and records of DI or in the DI Commission Filings, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such personal property or limit the ability of DI or the DI Subsidiary to use such personal property substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole. Section 2.1(n) of the DI Disclosure Letter also sets forth a list (by lessee or licensee) and a summary description of all personal property leases to which DI or a DI Subsidiary is a party and which relates to personal property having a fair market value in excess of $100,000. DI or

                                       13

         such DI Subsidiary (as the case may be) has a valid leasehold interest in each such personal property lease held by it as of the date of this Agreement, in each case free and clear of all liens, claims and other encumbrances, except for those (i) described in Section 2.1(n) of the DI Disclosure Letter, (ii) that are reflected in the DI Commission Filings, or (iii) that do not materially affect the value of such leasehold interest or limit the ability of DI or the DI Subsidiary to use such leasehold interest substantially as it is currently being used and which are not otherwise material, in the aggregate, to DI and the DI Subsidiaries, taken as a whole.

                  (o) INSURANCE. DI and each DI Subsidiary has in effect valid and effective policies of insurance, issued by companies believed by DI to be sound and reputable, insuring DI or such DI Subsidiary (as the case may be) for losses arising from or out of damage to its properties and claims for personal injury or property damage in such amounts and covering such losses as is, in the opinion of DI, typical and reasonable for a company in DI's business, and subject to deductibles that are, in the opinion of DI, reasonable in amount.

                  (p) CERTAIN FEES. Neither DI nor any DI Subsidiary nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for DI or any DI Subsidiary for any financial advisory, brokerage or finders' fees or commissions payable by DI or any DI Subsidiary in connection with the transactions contemplated hereby.

         2.2 REPRESENTATIONS AND WARRANTIES OF SOMERSET SUB. Somerset Sub hereby represents and warrants to DI that:

                  (a) ORGANIZATION AND COMPLIANCE WITH LAW. Somerset Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and corporate authority and all necessary governmental authorization to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Somerset Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Somerset Sub is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Somerset Sub. Somerset Sub has heretofore delivered to DI true and complete copies of Somerset Sub's Articles of Incorporation (the "Somerset Charter") and bylaws as in existence on the date hereof. Somerset Sub does not own any securities or other ownership interests in any other entity.

                                       14

                  (b)      CAPITALIZATION.

                           (i) The authorized capital stock of Somerset Sub
                  consists of 1,000 shares of Somerset Common Stock, par value $.01 per share. As of the date hereof, there are issued and outstanding 1,000 shares of Somerset Common Stock, all of which are owned by Somerset L.L.C. No shares of Somerset Common Stock are held as treasury shares. All issued shares of Somerset Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights and are held free and clear of any liens, claims, or other encumbrances. Somerset Sub is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Somerset Sub.

                           (ii) Except as set forth in this Section 2.2(b) there
                  are not now, and at the Effective Time there will not be, any
                  (A) shares of capital stock or other equity securities of Somerset Sub outstanding or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Somerset Sub, or contracts, understandings or arrangements to which Somerset Sub is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                  (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Somerset Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Somerset Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Somerset Sub and is the valid and binding obligation of Somerset Sub enforceable against it in accordance with its terms.

                  (d) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH SOMERSET SUB IS A PARTY. Neither the execution and delivery of this Agreement nor the performance by Somerset Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Somerset Sub will (i) conflict with the Somerset Charter or the bylaws of Somerset Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Somerset Sub; (iii) except for (A) requirements of federal or state securities laws, (B) requirements arising out of the HSR Act, (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a certificate of merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Somerset Sub; or
         (iv) require any consent, approval or notice under, or violate, breach,

                                       15

         be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Somerset Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Somerset Sub is a party or by which Somerset Sub or any of its assets or properties is bound or encumbered.

                  (e) ASSETS AND BUSINESS. Somerset Sub does not carry on and has never carried on a business or other activity. Somerset Sub has not entered into any contract or agreement other than this Agreement and the agreements contemplated hereby and has no liabilities, whether absolute or contingent, or asserted or unasserted.

                  (f) LITIGATION. There are no claims, actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of Somerset Sub, threatened against or affecting Somerset Sub or any of its properties at law or in equity, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, or that involve the risk of criminal liability.

                  (g) TAXES. All Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Somerset Sub, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Somerset Sub was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed. All such tax returns were correct and complete in all respects and all Taxes, including interest and penalties, owed by Somerset Sub (whether or not shown on any Tax Return) have been paid. There is no claim against Somerset Sub with respect to any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Somerset Sub.

                  (h) EMPLOYEES. Somerset Sub does not have and has never had any employees, and will not owe a severance payment or similar obligation to any of its officers or directors, or to any other person, as a result of the Merger or the transactions contemplated by this Agreement.

                  (i) VOTING REQUIREMENTS. The affirmative vote of Somerset L.L.C., as the holder of all of the outstanding shares of Somerset Common Stock, is the only vote of the holders of any class or series of the capital stock of Somerset Sub necessary to approve this Agreement and the Merger, and has been obtained in compliance with the TBCA. No approval of the members of Somerset L.L.C. is necessary with respect to this Agreement or the Merger.

                  (j) CERTAIN FEES. Neither Somerset Sub nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for Somerset Sub for any financial advisory, brokerage or finders' fees or commissions payable by Somerset Sub in connection with the transactions contemplated hereby.

                                       16

                  (k) HSR ACT STATUS. The "ultimate parent entities" of Somerset Sub have, in the aggregate, "annual net sales" and "total assets" of less than $100,000,000, as such terms are defined under the HSR Act.

                  (l) NO AFFILIATION. Somerset L.L.C. does not have any ownership interest in R. T. Oliver, Inc. or Land Rig Acquisition Corp., or any affiliate of either of them. Neither Mike L. Mullen ("Mullen"), Roy T. Oliver, Jr. ("Oliver"), R.T. Oliver, Inc. nor Land Rig Acquisition Corp. has any ownership interest in Somerset L.L.C., directly or indirectly.

                  (m) INVESTMENT REPRESENTATIONS. Somerset L.L.C. represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the DI Common Stock; (ii) it has received all the information it has requested from DI and considers necessary or appropriate for deciding whether to enter into this Agreement; (iii) it has the ability to bear the economic risks of its prospective investment; and (iv) it has the capacity to protect its own interests in connection with this Agreement and the Merger.

                                   ARTICLE III
              COVENANTS OF SOMERSET SUB PRIOR TO THE EFFECTIVE TIME

         3.1 CONDUCT OF SOMERSET SUB PENDING THE MERGER. Somerset Sub covenants and agrees that, from the date of this Agreement until the Effective Time, unless DI shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                  (a) Somerset Sub shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any of its capital stock or assets; (ii) amend or propose to amend the charter or bylaws of Somerset Sub; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire any of its capital stock; (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 3.1(a); (vi) enter into any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) pay compensation or fringe benefits to any director, officer or employee; (viii) voluntarily incur any other obligation or liability other than under this Agreement and the agreements contemplated hereby; or (ix) enter into any business or activity of any kind whatsoever.

                  (b) Somerset Sub shall use its reasonable efforts (i) to preserve intact the business organization of Somerset Sub and (ii) to maintain in effect any authorizations or similar rights of Somerset Sub.

                                       17

                  (c) Somerset Sub shall not make or agree to make any expenditure.

                  (d) Somerset Sub shall not acquire or agree to acquire any ownership interest in R. T. Oliver, Inc. or Land Rig Acquisition Corp., or otherwise enter into any transaction or arrangement with Mullen, Oliver, R.T. Oliver, Inc. or Land Rig Acquisition Corp., other than the mergers and other agreements and transactions contemplated pursuant to the terms hereof, or permit any of the foregoing to acquire any ownership interest in Somerset.

                  (e) Except as otherwise contemplated by this Agreement, Somerset Sub shall not take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Somerset Sub will use its best efforts to promptly advise DI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Somerset Sub.

         3.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Somerset Sub shall cooperate with DI in preparing the Registration Statement and the Proxy Statement (as defined below in Section 4.3). Somerset Sub represents and agrees that the Registration Statement and Proxy Statement (with respect to information concerning Somerset Sub provided by Somerset Sub specifically for use therein) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Somerset Sub will advise DI promptly in writing if prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

         3.3 APPROVAL OF SOLE STOCKHOLDER OF SOMERSET SUB. Somerset Sub has obtained in accordance with the TBCA and the Somerset Sub Charter and bylaws the approval of its sole stockholder of this Agreement and the Merger.

         3.4 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, Somerset Sub will give DI and its authorized representatives such financial and other information with respect to Somerset Sub as DI may from time to time reasonably request.

         3.5 NONPUBLIC INFORMATION. To the extent DI discloses to Somerset Sub or Somerset L.L.C. material information with respect to DI and/or the DI Subsidiaries which has not been disclosed in the DI Commission Filings or otherwise publicly disclosed by DI, whether such disclosure is made pursuant to
Section 4.7 or 4.8 of this Agreement or otherwise, neither Somerset Sub, Somerset L.L.C., nor any of their affiliates will divulge or disclose such information prior to such information becoming generally available to the public or use such information in a manner which is in violation of the Securities Act; PROVIDED, that Somerset L.L.C. may disclose confidential information subject to appropriate confidentiality restrictions in connection with obtaining financing.

                                       18

                                   ARTICLE IV
                   COVENANTS OF DI PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS BY DI PENDING THE MERGER. DI covenants and agrees that, from the date of this Agreement until the Effective Time, unless Somerset Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or set forth in Section 4.1 of the DI Disclosure
Letter:

                  (a) The business of DI and the DI Subsidiaries shall be conducted only in, and DI and the DI Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; in addition, from and after the date of this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, enter into any new drilling contracts with terms of six months or longer with respect to any of DI's drilling rigs without giving prior written notice to Somerset Sub

                  (b) DI shall not , except as contemplated by this Agreement, directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any DI Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of DI or any DI Subsidiary except upon the exercise of options or warrants or upon conversion of any convertible securities of DI outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of DI or any DI Subsidiary; (ii) amend or propose to amend the respective charters or bylaws of DI or any DI Subsidiary; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the DI Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; or (v) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);
         (vi) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (vii) enter into any employment or severance agreement with any director or officer, or with any employee if the compensation involved exceeds $100,000 per annum for employment agreements or a total of $50,000 for severance agreements; (viii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (ix) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof or permitted hereunder.

                  (c) DI shall use its reasonable efforts (i) to preserve intact the business organization of DI and each of the DI Subsidiaries, (ii) to maintain in effect any

                                       19

         authorizations or similar rights of DI and each of the DI Subsidiaries,
         (iii) to keep available the services of its and their current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it and the DI Subsidiaries, (v) to maintain and keep its properties and the properties of the DI Subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and the DI Subsidiaries.

                  (d) DI shall not make or agree to make, or permit any of the DI Subsidiaries to make or agree to make, any capital expenditure other than as previously disclosed in the DI Commission Filings or those made in the ordinary course of business and consistent with past practice.

                  (e) DI shall, and shall cause the DI Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on DI and the DI Subsidiaries, taken as a whole, and except for such obligations as DI or the DI Subsidiaries in good faith may dispute.

                  (f) Except as otherwise contemplated by this Agreement, DI shall not, and shall not permit any of the DI Subsidiaries to, take any action, or omit to take any action, that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. DI will use its reasonable efforts to promptly advise Somerset Sub orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on DI and the DI Subsidiaries, taken as a whole.

         4.2 APPROVAL OF STOCKHOLDERS OF DI. Subject to the terms and conditions of Section 4.6, DI shall use its best efforts, in accordance with the TBCA and the DI Charter and bylaws, to obtain the approval of its stockholders of this Agreement and the Merger. Subject to the terms and conditions of Section 4.6, the Board of Directors of DI (i) shall recommend that the stockholders of DI vote to approve this Agreement and the Merger; (ii) shall use its reasonable efforts to solicit from stockholders of DI proxies or consents in favor of such approval; and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of such approval.

         4.3 REGISTRATION STATEMENT AND PROXY STATEMENT. Promptly after the date of this Agreement, DI will prepare and file a registration statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act with respect to the offering, sale and delivery of the shares of DI Common Stock to be issued pursuant to the Merger and the mergers described in paragraph 6.1(j) and a proxy statement and related proxy materials (the "Proxy Statement") with respect to the meeting of stockholders of DI referred to in Section 4.2; and will use their best efforts to cause such Registration Statement to become effective as soon as practicable after filing. DI agrees that the Registration Statement and the Proxy Statement

                                       20

(except with respect to information concerning Somerset Sub furnished by or on behalf of Somerset Sub specifically for use therein, for which information Somerset Sub shall be responsible) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. DI will advise Somerset Sub in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law. The date on which the Proxy Statement is mailed to stockholders of DI is hereinafter referred to as the "Mailing Date."

         4.4 RESERVATION OF DI STOCK. Subject to the increase in the number of authorized shares of DI Common Stock to be effected by the Merger, DI shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of DI Common Stock as may be issuable upon consummation of the Merger.

         4.5 AMERICAN STOCK EXCHANGE LISTING. DI shall use all reasonable efforts to cause the shares of DI Common Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

         4.6 INQUIRIES AND NEGOTIATIONS. DI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, DI or any of the DI Subsidiaries or any business combination with DI or any of the DI Subsidiaries, except for those identified in Section 4.6 of the DI Disclosure Letter (the "Current Discussions"). Except with respect to the Current Discussions, DI may, directly or indirectly, furnish information and access only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI, or any DI Subsidiary or division of DI, if such entity or group has submitted a written proposal to the Board of Directors of DI relating to any such transaction and the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board of Directors' fiduciary duty. The Board of Directors of DI shall provide a copy of any such written proposal to Somerset Sub immediately after receipt thereof and thereafter keep Somerset Sub promptly advised of any development with respect thereto. Except as set forth above, neither DI or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Somerset Sub or any affiliate, associate or designee of Somerset Sub or as contemplated by this Agreement) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving DI or any subsidiary or division of DI (a "DI Acquisition Transaction") provided, however, that nothing herein shall prevent the Board of Directors of DI from taking, and disclosing to DI's shareholders

                                       21

a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board of Directors of DI shall not recommend that the shareholders of DI tender their DI Shares in connection with any such tender offer unless the Board of Directors of DI by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of such Board's fiduciary duty.

         4.7 FINANCIAL STATEMENTS OF DI. As soon as practicable but in any event within 30 days after the end of each calendar month commencing with April 1996 through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to Somerset Sub unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such calendar month, together with unaudited summaries of consolidated earnings of DI and the DI Subsidiaries for such calendar month. As soon as practicable but in any event within 45 days after the end of each fiscal quarter of DI, commencing with March 31, 1996, through the Effective Time or earlier termination of this Agreement in accordance with Section 7.1, DI will deliver to Somerset Sub unaudited consolidated and consolidating balance sheets of DI and the DI Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the related unaudited statements of consolidated income and cash flows for the fiscal quarters then ended. All such financial statements of DI shall present fairly, in all material respects, the financial position, results of operations and cash flows of DI and the DI Subsidiaries as at or for the periods indicated (and, in the case of all such financial statements which are interim financial statements, shall contain all adjustments necessary so to present fairly) and shall be prepared in accordance with generally accepted accounting principles (other than to omit certain footnotes which might be required thereby and subject, in the case of interim financial statements, to normal year-end adjustments) consistent with past practice, except as otherwise indicated in such statements. All such financial statements of DI shall be certified, on behalf of DI, by the President and the chief financial officer of DI.

         4.8 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, DI will give Somerset Sub and its authorized representatives reasonable access to all employees, offices and other facilities and to all books and records of DI and the DI Subsidiaries, will permit Somerset Sub to make such inspections as Somerset Sub may reasonably require and will cause DI's officers and those of the DI Subsidiaries to furnish Somerset Sub with such financial and operating data and other information with respect to the business and properties of DI and the DI Subsidiaries as Somerset Sub may from time to time reasonably request.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 ACCOUNTANTS' LETTER. DI shall use its reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement, and addressed to itself and Somerset Sub in form and substance reasonably satisfactory to Somerset Sub and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

                                       22

         5.2 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Somerset Sub and DI shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.3 NOTIFICATION OF CERTAIN MATTERS. Somerset Sub shall give prompt notice to DI, and DI shall give prompt notice to Somerset Sub, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of Somerset Sub or DI, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.4 AGREEMENT TO DEFEND. If any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.5 EXPENSES. DI agrees to pay the reasonable legal fees and disbursements of Somerset L.L.C. and Somerset Sub incurred in connection with the organization of Somerset Sub and the negotiation, preparation and performance of this Agreement and the agreements and transactions contemplated hereby, up to a maximum of $200,000. In addition, DI agrees to pay one half of the fee of Robert Greer for his services as a consultant to Somerset L.L.C. in connection with the Merger (i.e., $30,000 of the total fee of $60,000). Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2.

         5.6 DI'S BOARD OF DIRECTORS. DI's Board of Directors will recommend to the shareholders of DI that the individuals set forth on Exhibit "A" be elected at the meeting of the shareholders of DI referred to in Section 4.2 hereof.

         5.7      INDEMNIFICATION.

                  (a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless Somerset L.L.C. and each person who is an officer or director of Somerset Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be

                                       23

         unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, such claim arises from any untrue statement of a material fact in the Registration Statement and Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such claim is subject to indemnification pursuant to Section 5.7(b) hereof (and the Surviving Corporation will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law).

                  (b) Somerset L.L.C. shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the Surviving Corporation, the DI Subsidiaries, and any officer or director of the foregoing against all losses, claims, damages costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suite, proceeding or investigation, whether asserted or claimed prior to, or at or after, the Effective Time, to the extent, and only to the extent, such claim arises from any untrue statement of material fact in the Registration Statement and Proxy Statement or omission to state any material fact required to be stated therein or necessary to make the statements therein not misleading which is made or omitted in reliance on and in conformity with written information provided by Somerset Sub or Somerset L.L.C. or any of their representatives or affiliates specifically for use therein (and Somerset L.L.C. will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law).

                  (c) The defense of any such claim, action, suit, proceeding or investigation shall be conducted by the indemnifying party. If the indemnifying party has failed to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this
         Section 5.7 except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys' fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                  (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each indemnified party, his heirs and his representatives.

                                       24

         5.8 INTERIM FINANCING. DI shall be permitted to borrow from Norex Drilling, Ltd. ("Norex") prior to the Closing up to Three Million Dollars ($3,000,000), with such loan (i) bearing interest at the rate of twelve percent (12%) per annum, (ii) being secured by a pledge of the receivables of DI and the DI Subsidiaries (the "Norex Lien"), (iii) maturing on the Closing Date and (iv) being otherwise made pursuant to terms and conditions deemed appropriate by DI.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of DI, as may be required by law, by the rules of the American Stock Exchange and by any applicable provisions of its charter or bylaws.

                  (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

                  (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission.

                  (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after consummation of the Merger.

                  (f) The shares of Surviving Corporation Common Stock issuable upon consummation of the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

                  (g) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the non-receipt of which in the aggregate would have a

                                       25

         material adverse effect on the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained.

                  (h) The Registration Rights Agreement of even date herewith among DI, Somerset L.L.C. and certain other principal shareholders of DI shall be in full force and effect.

                  (i) The mergers provided for in the Agreement and Plan of Merger of even date herewith by and among R. T. Oliver, Inc., Land Rig Acquisition Corp., DI and DI Merger Sub, Inc. shall have become effective in accordance with and as provided in that Agreement.

                  (j) The subscription of Norex for 4,000 shares of DI Series B Preferred Stock, and the related DI Series B Warrants, shall have been canceled, and the subscription price of $4 million shall have been repaid with the proceeds of a Credit Agreement in substantially the form of Exhibit B hereto between DI and Norex, and such Credit Agreement shall be in full force and effect.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DI. The obligation of DI to effect the Merger is, at the option of DI, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of Somerset Sub contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Somerset Sub on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officer of Somerset Sub shall have been delivered to DI.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition of Somerset Sub shall have occurred, Somerset Sub shall not have suffered any loss materially adversely affecting the property of Somerset Sub, and DI shall have received a certificate signed by the chief executive officer of Somerset Sub dated the Closing Date to such effect.

                  (c) DI shall have received from Parson & Brown, counsel to Somerset Sub, an opinion dated the Closing Date, covering the matters set forth in Exhibit C.

                  (d) Somerset L.L.C. shall have contributed to the capital of Somerset Sub at least $25,000,000 in cash.

                                       26

         6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SOMERSET SUB. The obligation of Somerset Sub to effect the Merger is, at the option of Somerset Sub, also subject to the fulfillment of the following conditions:

                  (a) The representations and warranties of DI contained in
         Section 2.1 shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Mailing Date or the Closing Date, in each case as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by DI on or before the Mailing Date or the Closing Date, as the case may be, shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Mailing Date or the Closing Date, as the case may be, and signed by the chief executive officer of DI shall have been delivered to Somerset Sub.

                  (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or business of DI and the DI Subsidiaries, taken as a whole, shall have occurred, and DI and the DI Subsidiaries shall not have suffered any damage, destruction or loss materially adversely affecting the property or business of DI and the DI Subsidiaries, taken as a whole, and Somerset Sub shall have received a certificate signed by the chief executive officer of DI dated the Closing Date to such effect. (It is specifically acknowledged that the continuing accrual of operating losses by DI and the DI Subsidiaries at a rate which does not exceed the rate at which operating losses were accrued by DI and the DI Subsidiaries, on a consolidated basis, during the year ending December 31, 1995, shall not be considered a material adverse change.)

                  (c) DI shall have taken such action as may be necessary to elect the persons designated pursuant to Section 5.6 to the DI Board of Directors effective as of the Effective Time.

                  (d) Somerset Sub shall have received from Cokinos, Bosien & Young, counsel to DI, an opinion dated the Closing Date covering the matters set forth in Exhibit D.

                  (e) The Investment Monitoring Agreement of even date herewith by and between DI and Somerset Capital Partners, the Managing Member of Somerset L.L.C., shall be in full force and effect.

                  (f) DI shall have executed and issued to Somerset L.L.C. a warrant in the form of Exhibit E hereto to purchase up to 1,720,000 shares of DI Common Stock.

                  (g) The Shareholders Agreement of even date herewith among certain of the principal shareholders of Somerset Sub and DI shall have been executed and delivered by Oliver, USRE, EER, GCT, Norex Drilling and Pronor (as defined therein).

                  (h)      Norex shall have released the Norex Lien.

                                       27

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of
DI:

                  (a)      by mutual consent of DI and Somerset Sub;

                  (b) by either DI or Somerset Sub if (i) the Merger has not been effected on or before October 31, 1996, (ii) a final, unappealable order of a judicial or administrative authority of competent jurisdiction to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered, or (iii) the required approval of the stockholders of DI provided for in Section 4.2 is not obtained;

                  (c) by DI if (i) since the date of this Agreement there has been a material adverse change in the financial condition of Somerset Sub, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by Somerset Sub which breach has not been cured within twenty business days following receipt by Somerset Sub of notice of such breach; or

                  (d) by Somerset Sub if (i) since the date of this Agreement there has been a material adverse change in the results of operations, financial condition or business of DI and the DI Subsidiaries, taken as a whole, or (ii) there has been a material breach of any representation or warranty or covenant set forth in this Agreement by DI which breach has not been cured within twenty business days following receipt by DI of notice of such breach.

         7.2      EFFECT OF TERMINATION.

                  (a) In the event of any termination of this Agreement pursuant to Section 7.1, (i) the provisions of Section 5.5 shall survive any such termination, and (ii) such termination shall not relieve any party from liability for any breach of this Agreement.

                  (b) In the event of any termination of this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii), Somerset Sub would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Somerset Sub, DI agrees to pay to it, as its sole and exclusive remedy, an amount equal to all of the expenses incurred by Somerset Sub in connection with this Agreement, the negotiations leading to its execution, Somerset Sub's examination and investigation of DI, the preparation and negotiation of the Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by Somerset Sub to investment bankers, accountants, attorneys and other agents, plus the sum of $500,000 in the case of a termination pursuant to Section 7.1(d)(ii) or $250,000 in

                                       28

         the case of a termination pursuant to Section 7.1(b)(iii) as liquidated damages immediately upon termination. It is specifically agreed that such amount represents liquidated damages and not a penalty.

                  (c) If the Merger is not consummated for any reason other than as a result of a material breach by Somerset Sub of any of its representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or its stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to Somerset Sub an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration to be paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and $75 million. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the consideration to be paid in such DI Acquisition Transaction shall be deemed to be the amount that would have been attributable to all of such outstanding securities or assets, as the case may be, if all of the same had been sold for a total consideration proportionate to that paid for the portion thereof actually sold (or with respect to which an agreement was reached or letter executed, as the case may be).

         7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of DI, this Agreement may be amended only as may be permitted by applicable provisions of the TBCA. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the terms of Article I, Article VII, Sections 5.5 and 5.7, the Stockholders Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement.

         7.5 PUBLIC STATEMENTS. Somerset Sub and DI agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 REORGANIZATION STATUS. The parties hereto acknowledge that the closing of the transactions contemplated hereunder is not contingent upon the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                       29

         7.7 NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in Article II, none of the parties to this Agreement have made any representation or warranty whatsoever to any of the other parties to this Agreement, and each such party hereby disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to the other party by any person, including without limitation their representatives, officers or directors. Somerset Sub acknowledges that neither DI nor any of the DI Subsidiaries have made any representation or warranty whatsoever relating to the tax consequences of the Merger or the other transactions contemplated herein.

         7.8 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.9 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission or
(iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

if to Somerset Sub:        Somerset Investment Corp.
                           69 Delaware Avenue
                           Buffalo, New York  14202
                           Attention:  Thomas H. O'Neill, Jr.
                           Telecopier No.: (716) 842-2514

with a copy to:            Parson & Brown
                           666 Third Avenue
                           New York, New York  10017
                           Attention: Edwin T. Markham, Esq.
                           Telecopier No.:  (212) 682-9112

if to DI:                  DI Industries, Inc.
                           450 Gears Road
                           Suite 625
                           Houston, Texas  77067
                           Attention:  President
                           Telecopier No.: (713) 874-0193

with a copy to:            Casey W. Doherty, Esq.
                           Cokinos, Bosien & Young
                           1500 Liberty Tower
                           2919 Allen Parkway
                           Houston, Texas  77019
                           Telecopier No.: (713) 535-5533

                                       30

or such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof. Exclusive venue shall lie in Harris County, Texas, for any action brought with respect to the interpretation or enforcement of the terms of this Agreement or otherwise relating to the Merger or the other transactions contemplated herein.

         7.11 SEVERABILITY. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.13 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.14 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Section 5.7.

         7.15 DISCLOSURE LETTER. The DI Disclosure Letter, executed by DI as of the date hereof, and delivered to Somerset Sub on the date hereof, contains all disclosure required to be made by DI under the various terms and provisions of this Agreement. Each item of disclosure set forth in the DI Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

         7.16 CONSENT TO SPECIFIC PERFORMANCE. The parties hereto agree that it is impossible to measure the monetary damages that would accrue to a party by reason of a failure by any other party to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the party seeking such relief has an adequate remedy at law.

                                       31

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        DI INDUSTRIES, INC.


                                        By:   /s/  IVAR SIEM
                                        Name:      Ivar Siem
                                        Title:     President and Chief Executive
                                                   Officer



                                        SOMERSET INVESTMENT CORP.


                                        By: /s/    WILLIAM R. ZIEGLER
                                        Name:      William R. Ziegler
                                        Title:     President

                                        SOMERSET DRILLING ASSOCIATES, L.L.C.,
                                        by Somerset Capital Partners, its
                                           Managing Member (with respect to
                                           Section 5.7 only)


                                        By: /s/  WILLIAM R. ZIEGLER
                                                 William R. Ziegler, Partner

                                       32

                                                                       EXHIBIT A

                                 BOARD DESIGNEES

                               William R. Ziegler
                                    Ivar Siem
                               Roy T. Oliver, Jr.
                                Steven A. Webster
                                  Peter M. Holt

                                       33

                                                                       EXHIBIT B

                            FORM OF CREDIT AGREEMENT



The Form of Credit Agreement referenced hereto as Exhibit B does not differ in any material respect from the Form of Credit Agreement filed as Exhibit 10.18 to this Registration Statement. As such, the Form of Credit Agreement has not been included as an exhibit to this agreement.

                                       34

                                                                       EXHIBIT C

                     FORM OF LEGAL OPINION OF PARSON & BROWN

D I Industries, Inc.,
         and
DI Merger Sub, Inc.
450 Gears Road
Suite 625
Houston, Texas 77067

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225

Gentlemen:

                  We have acted as counsel to Somerset Investment Corp., a Texas corporation ("Somerset Sub"), Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset L.L.C."), and Somerset Capital Partners, a New York general partnership, in connection with (i) the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1996, among Somerset Sub and DI Industries, Inc., a Texas corporation ("DI"), and the related merger of Somerset Sub with and into DI (the "Merger"), (ii) the Registration Rights Agreement dated May 7, 1996, among Somerset L.L.C., Norex Drilling, Ltd., Roy T. Oliver, Jr., U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc. and DI (the "Registration Rights Agreement"), and (iii) the Investment Monitoring Agreement dated May 7, 1996, among DI, Somerset L.L.C. and Somerset Capital Partners (the "Investment Monitoring Agreement"). This opinion is being delivered pursuant to Section 6.2(c) of the Merger Agreement. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreement.

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of Somerset Sub pursuant to the Merger, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as

                                       35

amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreement, the Registration Rights Agreement, the Investment Monitoring Agreement and originals or copies of such corporate records of Somerset Sub and Somerset L.L.C., and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of Somerset Sub and Somerset L.L.C., and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by Somerset Sub in the Merger Agreement, and upon certificates and other communications of public officials and corporate officers of Somerset Sub and Somerset L.L.C. without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by the parties other than Somerset Sub, Somerset L.L.C. and Somerset Capital Partners of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) Somerset Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted; and Somerset L.L.C. is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted;

                  (ii) The affirmative vote of Somerset L.L.C., as the sole shareholder of Somerset Sub, obtained in accordance with Section 3.3 of the Merger Agreement is the only vote of the holders of any class or series of the capital stock of Somerset necessary to approve the Merger Agreement and the Merger;

                  (iii) Somerset Sub has the requisite corporate power to merge with DI as contemplated by the Merger Agreement;

                                       36

                  (iv) The execution and delivery of the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement did not, and the consummation of the Merger and the performance of the Registration Rights Agreement and the Investment Monitoring Agreement will not, violate any provisions of Articles of Incorporation or Bylaws of Somerset Sub or the Limited Liability Company Agreement of Somerset L.L.C.; and

                  (v) The Merger Agreement has been duly and validly authorized, executed and delivered by Somerset Sub, and is a valid and binding agreement of Somerset Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; each of the Registration Rights Agreement and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by Somerset L.L.C., and is a valid and binding agreement of Somerset L.L.C., enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by Somerset Capital Partners, and is a valid and binding agreement of Somerset Capital Partners, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles.


                  With respect to the opinion expressed in paragraph (v) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in the Merger Agreement, the Registration Rights Agreement or the Investment Monitoring Agreement, and we have further assumed that the Merger Agreement, the Registration Rights Agreement and the Investment Monitoring Agreement have been duly executed and delivered by the parties thereto other than Somerset Sub, Somerset L.L.C., and Somerset Capital Partners and constitute the legal, valid and binding obligation of each of such other parties thereto, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of Somerset Sub, Somerset L.L.C., and Somerset Capital Partners or our expression of such opinion.

                  William R. Ziegler, a partner in this firm, is a general partner of Somerset Capital Partners, the Managing Member of Somerset L.L.C., and beneficially owns 5,000 shares of DI Common Stock.

                                       37

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of New York and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                 Very truly yours,


                                                 PARSON & BROWN

                                       38

                                                                       EXHIBIT D

                FORM OF LEGAL OPINION OF COKINOS, BOSIEN & YOUNG

Somerset Investment Corp.,
Somerset Capital Partners
         and
Somerset and Drilling Associates, L.L.C.
69 Delaware Avenue
Buffalo, New York  14202

Roy T. Oliver, Jr.
         and
R.T. Oliver, Inc.
6601 S.W. 29th Street
Oklahoma City, Oklahoma 73179

Mike L. Mullen
         and
Land Rig Acquisition Corp.
8411 Preston Road
Suite 730, LB2
Dallas, Texas 75225

Gentlemen:

                  We have acted as counsel to DI Industries, Inc., a Texas corporation ("DI"), and DI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DI ("Sub"), in connection with (i) the Agreement and Plan of Merger (the "Somerset Merger Agreement") dated as of May 7, 1996, between DI and Somerset Investment Corp., a Texas corporation ("Somerset Sub"), and the related merger of Somerset Sub with and into DI (the "Somerset Merger"), (ii) the Agreement and Plan of Merger (the "M/O Merger Agreement" and, together with the Somerset Merger Agreement, the "Merger Agreements") dated as of May 7, 1996, among DI, Sub, Mike L. Mullen, an individual ("Mullen"), Roy T. Oliver, Jr., an individual ("Oliver"), R.T. Oliver, Inc., an Oklahoma corporation ("RTO"), and Land Rig Acquisition Corp., a Delaware corporation ("LRAC"), and the related mergers of RTO and Sub with and into LRAC (the "M/O Merger" and, together with the Somerset Merger, the "Mergers"), (iii) the Registration Rights Agreement dated May 7, 1996, among Somerset Drilling Associates, L.L.C., a Delaware limited liability company ("Somerset L.L.C."), Norex Drilling, Ltd., Oliver, U.S. Rig and Equipment, Inc., Mike Mullen Energy Equipment Resource, Inc., GCT Investments, Inc., and DI (the "Registration Rights Agreement"), and (iv) the Investment Monitoring Agreement dated May 7, 1996, among DI, Somerset L.L.C. and Somerset Capital Partners (the "Investment Monitoring Agreement"). This opinion is being delivered pursuant to Section 6.3(d) of each of

                                       39

the Merger Agreements. Capitalized terms used but not defined herein are used with the same meanings as set forth in the Merger Agreements.

                  In connection with the offer, sale and delivery of the shares of DI Common Stock to be issued to the shareholders of Somerset Sub, RTO and LRAC pursuant to the Mergers, DI has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-4 (File No. _____) (the "Registration Statement"), including a Proxy Statement/Prospectus of DI (as amended at the time the Registration Statement became effective, the "Registration Statement" and the "Proxy Statement/Prospectus," respectively).

                  Before rendering the opinions expressed below, we examined the Registration Statement, the Proxy Statement/Prospectus, the Merger Agreements, the Registration Rights Agreement, the Investment Monitoring Agreement and originals or copies of such corporate records of DI, Sub, and such agreements and other documents and instruments as we deemed necessary for the purposes of rendering the opinions set forth below. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our examination of the corporate documents, records and instruments of DI and Sub, and other documents or writings, we have relied, to the extent we deemed appropriate, upon the representations and warranties made by DI and Sub in the Merger Agreements, and upon certificates and other communications of public officials and corporate officers of DI and Sub without further investigation as to the facts set forth therein. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the truthfulness of all statements of facts contained therein, and the due authorization, execution and delivery by the parties other than DI and Sub of all documents to which they are parties that were examined by us (including, but not limited to, the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement). In addition, we made, except to the extent hereinafter expressly stated, such other investigations as we deemed necessary or appropriate for the purposes of rendering the opinions expressed below.

                  Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

                  (i) DI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted as described in the Proxy Statement/Prospectus; and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the business now being conducted by DI as described in the Proxy Statement/Prospectus;

                  (ii) The certificate of merger prepared for filing with the Secretary of State of Delaware in connection with the M/O Merger complies in all material respects with the requirements of the Delaware General Corporation Law ("DGCL") and the articles of merger prepared for filing with the Secretary of State of Texas in connection with the Somerset Merger

                                       40

comply in all material respects with the requirements of the Texas Business Corporation Act ("TBCA"), and upon filing of such certificate with the Secretary of State of Delaware, filing of such articles with the Secretary of State of Texas, compliance with the provisions of the Oklahoma General Corporation Act ("OGCA") regarding mergers of Oklahoma corporations with non-Oklahoma corporations, and the issuance of a certificate of merger with respect to the Somerset Merger by the Secretary of State of Texas, the Mergers will become effective in accordance with the terms of the Merger Agreements and the applicable provisions of the DGCL, the TBCA and the OGCA;

                  (iii) The affirmative vote of the holders of two thirds of the shares of DI Common Stock outstanding on the record date for the approval of the stockholders of DI obtained in accordance with Section 4.2 of each of the Merger Agreements is the only vote of the holders of any class or series of the capital stock of DI necessary to approve the Merger Agreements and the Mergers;

                  (iv) DI has the requisite corporate power to merge with Somerset Sub as contemplated by the Somerset Merger Agreement and issue the DI Common Stock as contemplated by the Merger Agreements, and Sub has the requisite corporate power to merge with RTO and LRAC as contemplated by the M/O Merger Agreement;

                  (v) The execution and delivery of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement did not, and the consummation of the Mergers and the performance of the Registration Rights Agreement and the Investment Monitoring Agreement will not, violate any provisions of the Articles of Incorporation or Bylaws of DI or Sub and, to our knowledge, will not violate or constitute a breach under, or require the consent of any party to, any agreement or instrument to which DI or Sub is a party or to which any of their assets are subject which has not been obtained, including the consent of Nordlandsbanken AS under the Loan Agreement between Drillers, Inc., a wholly owned Subsidiary of DI, and Nordlandsbanken AS dated December 12, 1994, and the consent of Charter National Bank, which consent has been obtained;

                  (vi) Each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement has been duly and validly authorized, executed and delivered by DI, and each of the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement is a valid and binding agreement of DI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles; and the M/O Merger Agreement has been duly and validly authorized, executed and delivered by Sub, and the M/O Merger Agreement is a valid and binding agreement of Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or court decisions affecting creditors' rights generally and by other general equitable principles;

                  (vii) The Registration Statement has become effective under the Act, and to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been

                                       41

issued and no proceedings for such purpose have been initiated or are pending or threatened by the Commission under the Act;

                  (viii) The shares of DI Common Stock to be delivered in connection with the Mergers are duly authorized and reserved for issuance and, when issued in accordance with the terms and conditions of the Merger Agreements, will be validly issued, fully paid and nonassessable; and

                  (ix) The subscription of Norex Drilling, Ltd. for 4,000 shares of DI Series B Preferred Stock has been canceled and the $4 million subscription price has been repaid with $4 million borrowed from Norex Drilling, Ltd. pursuant to the Credit Agreement of even date herewith between DI and Norex Drilling, Ltd.; and all of the DI Series B Warrants have been surrendered and canceled.

                  With respect to the opinion expressed in paragraph (vi) above, we express no opinion as to the availability of specific performance, injunctive relief, reformation or any other equitable remedies with respect to the enforcement of any provision contained in any of the Merger Agreements, the Registration Rights Agreement or the Investment Monitoring Agreement, and we have further assumed that the Merger Agreements, the Registration Rights Agreement and the Investment Monitoring Agreement have been duly executed and delivered by the parties thereto other than DI and Sub and constitute the legal, valid and binding obligation of each of the parties thereto other than DI and Sub, enforceable in accordance with their terms.

                  Whenever any opinion expressed herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" such phrase indicates that, except as otherwise expressed, (i) no information has come to the attention of any partner or associate of this firm who has devoted substantive attention to the transactions contemplated by the Merger Agreement that has given any such person actual knowledge of the existence of such facts,
(ii) we have not undertaken any independent investigation to determine the existence or absence of such facts and (iii) no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of DI and Sub or our expression of such opinion.

                  In rendering the foregoing opinions, we render no opinion as to any matters governed by any laws other than the laws of the State of Texas, the applicable provisions of the DGCL and the applicable federal laws of the United States of America. The opinions and statements expressed herein are solely for your benefit and may not be relied upon by any other person without our prior written permission.

                                                   Very truly yours,


                                                   COKINOS, BOSIEN & YOUNG

                                       42

                                                                       EXHIBIT E

                                 FORM OF WARRANT

The Form of Warrant referenced hereto as Exhibit E does not differ in any material respect from the Form of Warrant filed as Exhibit 10.11 to this Registration Statement. As such, the Form of Warrant has not been included as an exhibit to this agreement.

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